Exhibit 99.1

FOR IMMEDIATE RELEASE

KENNETH COLE PRODUCTIONS, INC. ANNOUNCES RECEIPT OF “GOING PRIVATE” PROPOSAL FROM CHAIRMAN AND CHIEF CREATIVE OFFICER KENNETH COLE AT $15.00 PER SHARE

NEW YORK, NEW YORK, February 24, 2012  /PR Newswire/ — Kenneth Cole Productions, Inc. (NYSE: KCP) (the “Company”) announced that its board of directors has received a non-binding proposal from Kenneth Cole, Chairman and Chief Creative Officer of the Company and the holder of approximately 47% of the Company’s outstanding common stock (representing approximately 89% of the voting power), to acquire all of the outstanding shares of the Company’s Class A common stock that he does not currently directly or indirectly own for $15.00 per share in cash.  A copy of the text of the proposal letter to the board of directors is set forth below.

In response, the board of directors has formed a special committee of independent directors to consider the proposal, to negotiate on behalf of the Company and, if it deems appropriate, to solicit and consider any alternative transactions.  The special committee is comprised of all of the directors of the Company other than Kenneth Cole and Paul Blum. The special committee is authorized to retain independent financial advisors and legal counsel to assist it in its work. The board of directors cautions the Company’s shareholders and others considering trading in its securities that it has only received the proposal and that no decision has been made with respect to the Company’s response to the proposal.  There can be no assurance that any definitive offer will be made, that any agreement will be executed or that the transaction contemplated in the proposal or any other transaction will be approved or consummated.  The Company does not anticipate making any further public statements about this matter or the activities of the special committee unless and until either it enters into a definitive agreement for a transaction or the special committee determines that no such transaction will be effected.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; and Unlisted, as well as footwear under the proprietary trademark Gentle Souls. The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories.  The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website.  Further information can be found at http://www.kennethcole.com/.

Forward Looking Statement Disclosure

The statements contained in this release that are not historical facts may be deemed to constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to those mentioned above, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources.  The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission, including without limitation the risk factors described in Item 1A of the Company’s most recent annual report on Form 10-K filed on March 7, 2011.

Company Contact
David Edelman
Chief Financial Officer
Kenneth Cole Productions, Inc.
(212) 265-1500

Investor Relations Contact
James R. Palczynski
Principal
Integrated Corporate Relations, Inc.
(203) 682-8229

Text of proposal:

Dear Members of the Board:

I, Kenneth D. Cole, am pleased to submit this proposal to acquire all of the outstanding shares of common stock of Kenneth Cole Productions, Inc. (the “Company”) that I do not directly or indirectly own at a purchase price of $15.00 per share in cash. As you know, I currently own approximately 47% of the common stock (representing approximately 89% of the voting power) of the Company.

The proposed price represents a premium of approximately 26% over the average closing price of the Company's Class A common stock for the past 45 trading days. This proposal represents a unique opportunity for the Company's stockholders to monetize their investment at a premium to the Company's current and recent stock price. The proposed price also represents a higher price than the stock has traded for since October 2010, and, prior to then, September 2008.

The proposed transaction will ensure the Company has the flexibility and structure to successfully navigate our market environment in the years to come. Recent market challenges have created a sharply competitive landscape, and I believe it is now more important than ever to embrace a more entrepreneurial perspective where we are all incentivized to grow and develop our Company's products, brand and business with a longer term perspective. I believe it is increasingly difficult to develop this type of culture in a public company context, where the public markets are increasingly focused on short-term results. I am convinced that private ownership is in the best interests of the business and the organization and that this proposal is in the best interests of the shareholders.

I plan to invest all of the Company shares directly and indirectly owned by me in the proposed transaction. In addition to my substantial equity investment, I anticipate I will raise additional funds as necessary through committed financing from third-party financing source(s). Copies of any executed commitment letter(s) will be delivered to you under separate cover as soon as they become available following customary confirmatory due diligence by the financing source(s).

Following the transaction, I would expect that the Company's management team would remain in place. In addition, I anticipate maintaining the Company's valuable employee base, which I view as one of its most important assets.

I expect that you will establish a special committee of independent directors to consider this proposal on behalf of the Company's public stockholders and to make a recommendation to the full Board of Directors. I also expect that the special committee will retain its own independent legal and financial advisors to assist in its review of the proposed transaction. I will not move forward with the transaction unless it is approved by the special committee. Given my extensive history and knowledge of the Company, I am prepared to negotiate a merger agreement with the special committee and its advisors and complete the transaction in an expedited manner. The merger agreement will provide that the transaction will be subject to a non-waivable condition requiring the approval of a majority of the shares of the Company that are not directly or indirectly owned by me.

In considering this proposal, please note that in my capacity as a stockholder of the Company I am interested only in acquiring the shares of the Company that I do not currently own, and that in such capacity I have no interest in a disposition or sale of my interest in the Company, nor is it my intention, in my capacity as a stockholder, to vote in favor of any alternative sale, merger or similar transaction involving the Company. If the special committee does not recommend or the public stockholders of the Company do not approve the proposed transaction, such a determination would not adversely affect my future relationship with the Company.

In accordance with my legal obligations, I promptly will file an amendment to my Schedule 13D, including a copy of this letter. I believe it is appropriate, as well, for me to issue a press release regarding this proposal prior to the opening of trading tomorrow. A copy of the press release is attached for your information.

No binding obligation on the part of the Company or myself will arise with respect to this proposal or any transaction unless and until such time as definitive agreements are entered into between the Company and me.

I have engaged Willkie Farr & Gallagher LLP as legal advisor for the proposed transaction.

I would welcome the opportunity to meet with the special committee and/or its advisors as soon as possible to discuss this proposal. I look forward to your response.

Sincerely,

/s/ Kenneth D. Cole

Kenneth D. Cole

[End of text of proposal]